Exhibit 10.26

November 9, 2009

Compensation Committee of

The Board of Directors

Taylor Capital Group, Inc.

9550 West Higgins Road

Rosemont, IL 60018

RE:	Voluntary Reduction in Compensation (Continuation)

Dear Fellow Board Members,

As you know, we have engaged in aggressive cost-cutting efforts at all levels of our organization in response to the continuing challenging economic conditions. These initiatives have led to significant savings and thereby enhanced our ability to preserve capital and execute on our growth strategy.

With your oversight, management has specifically focused on ways in which to reduce our overall compensation expense. As part of our efforts in this area, I have evaluated my own compensation and believe that it would be appropriate for me to forego certain elements of my compensation until market conditions and our performance improves. To that end, I hereby offer and agree to forego my auto allowance and reimbursements for country club expenditures (with the exception of expenses directly associated with customer events).

I am requesting that you re-evaluate these voluntary reductions of compensation each fiscal quarter after TCGI achieves a positive net income available to common shareholders.

Thank you for your continued leadership and please let me know if you have any questions or would like to discuss this matter further.

Very truly yours,

/s/ Mark A. Hoppe
Mark A. Hoppe
President and CEO